UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 10, 2012

MINDSPEED TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31650	01-0616769
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 MacArthur Boulevard, East Tower

Newport Beach, California 92660-3095

(Address of Principal Executive Offices) (Zip Code)

(949) 579-3000

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2010, Mindspeed Technologies, Inc. (the “Company”) entered into a Lease with 4000 MacArthur L.P., with respect to the leasing of its headquarters located in Newport Beach, California (the “Lease”). On April 10, 2012, the Company entered into a Third Amendment to Lease (the “Amendment”), effective as of April 4, 2012, with EO MacArthur LLC, successor-in-interest to 4000 MacArthur, L.P. (the “Landlord”).

The Lease was initially scheduled to expire on December 31, 2012 and the Company had an option to extend the term of the Lease for an additional five years after the initial expiration date with a monthly rent increase of three percent per year after such extension. The fixed monthly rent under the Lease through December 31, 2012 is $176,597.

Pursuant to the terms of the Amendment, the five year option to extend under the Lease is eliminated and the term of the Lease is extended and will expire on December 31, 2019. The Company may, at its option, extend the term an additional four years at fair market rent. The Amendment provides that the premises leased by the Company will be reduced from approximately 96,829 square feet to approximately 88,160 square feet by January 1, 2013. The fixed monthly rent under the Amendment is as follows:

Period	Fixed Monthly Rent
January 1, 2013 to July 31, 2013	$177,124
August 1, 2013 to December 31, 2013	$196,597
January 1, 2014 to December 31, 2014	$202,768
January 1, 2015 to December 31, 2015	$208,939
January 1, 2016 to December 31, 2016	$215,110
January 1, 2017 to December 31, 2017	$221,282
January 1, 2018 to December 31, 2018	$228,334
January 1, 2019 to December 31, 2019	$234,506

The Amendment provides for the abatement of fixed monthly rent for the period from January 1, 2013 through July 31, 2013, subject to no event of default occurring. The Landlord has the option to pay the Company $1,239,868 during the first week of January 2013 in lieu of the foregoing fixed monthly rent abatement.

The Amendment also provides that Landlord will pay the Company $4,496,160 for costs incurred by the Company in connection with construction of any alterations in the premises or as a payment against rent due under the Lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: April 13, 2012	By:	/s/ Stephen N. Ananias
Stephen N. Ananias
Senior Vice President and Chief Financial Officer